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                                                             Exhibit (h)(31)(c)

                    THE UNIVERSAL INSTITUTIONAL FUNDS, INC.

                              SERVICING AGREEMENT

   THIS SERVICING AGREEMENT ("Agreement"), dated as of May 1, 2015, is by and between THE UNIVERSAL INSTITUTIONAL FUNDS, INC. (the "Fund") and AMERICAN GENERAL LIFE INSURANCE COMPANY (the "Company").

                                  WITNESSETH:

   WHEREAS, the Fund is an open-end investment company registered under the Investment Company Act of 1940, as amended, and the shares (the "Shares") of each of its separate series (the "Portfolios") are registered under the Securities Act of 1933, as amended; and

   WHEREAS, the Fund has entered into a participation agreement with the Company, dated January 24, 1997, as may be amended from time to time (the "Participation Agreement"), providing for the purchase by the Company of shares of certain Portfolios on behalf of its separate account(s) to fund certain variable life and variable annuity contracts (the "Contracts"), each as specified in the Participation Agreement; and

   WHEREAS, the Fund and the Company desire to enter into this Agreement, whereby the Fund may make payments to the Company at a specified rate in consideration of administrative and Contract owner-related services rendered in respect of the Portfolios.

   NOW, THEREFORE, in consideration of their mutual promises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Fund and the Company agree as follows:

   1. The Fund hereby agrees to pay a fee to the Company with respect to Class I Shares and/or Class II Shares of a Portfolio, in accordance with Section 2 below, for providing administrative and Contract owner-related services in connection with Contract owner accounts (the "Services"). The Services may include, without limitation:

         (a) maintaining records for each Contract owner regarding the allocation of his or her Contract to a Portfolio and the issuance of units in the separate account(s) and the conveyance of that information to the Fund or its designated agent as may be reasonably requested;

         (b) preparing, printing and distributing reports to Contract owners regarding the value of their units in the applicable separate account(s);

         (c) processing all orders for the purchase, redemption, exchange or transfer of units in a separate account;

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         (d) preparing proxy statement mailing lists; receiving, examining and tabulating returned proxies from Contract owners;

         (e) providing and administering Contract features for the benefit of Contract owners in connection with the Portfolios, which may include fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals; and

         (f) providing such other services as may, from time to time, be reasonably agreed upon between the parties.

   The Company acknowledges that it is responsible for all costs and expenses associated with the provision of the Services hereunder.

   2. Subject to the Company's continuing compliance with its obligations pursuant to Section 1 above, the Fund will pay a fee to the Company for providing the Services, during the term of the Participation Agreement, at the annual rate of ______% (______basis points) based on the average daily net assets invested in Class I Shares and/or Class II Shares of the applicable Portfolio(s) under the Contracts identified in the Participation Agreement (excluding all assets invested during the guarantee (free look) periods available under the Contracts) (the "Servicing Fee"):

   Payment will be made on a quarterly basis during the month following the end of each quarter and shall be prorated for any portion of such period during which this Agreement is in effect for less than the full quarter. The Servicing Fee will be calculated based on the average daily net assets invested in Class I Shares and/or Class II Shares of the applicable Portfolio(s) under the Contracts over a quarter (which shall be computed by totaling daily balances during the quarter and dividing such total by the actual days in the quarter).

   3. It is understood and agreed that the Fund, acting reasonably and in good faith, may make final and binding determinations as to the Company's continuing compliance under Section 1 above and as to the specific amount of the Company's assets invested in Class I Shares and/or Class II Shares of the Portfolios that will be considered in determining the Servicing Fee.

   4. The Company, on its behalf and on behalf of each of its segregated asset accounts listed in Schedule B to the Participation Agreement (each, an "Account"), agrees to appropriately disclose the foregoing compensation arrangement in the registration statement for each Account to the extent applicable law requires such disclosure by Company or any person that offers or sells Contracts and, as a result, Portfolio shares. The Fund agrees to appropriately disclose the foregoing compensation arrangement in the Fund's registration statement to the extent applicable law requires such disclosure.

   5. The Company represents and agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Services, and will otherwise comply with all laws, rules and regulations applicable to such Services. The Fund represents and agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with this Agreement, and will otherwise comply with all laws, rules,

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regulations and the terms of the Plan applicable to the Fund in connection with this Agreement.

   6. The Company agrees to provide copies of all historical records relating to the Company's provision of the Services in accordance with this Agreement, and all written communications and other related materials regarding the Fund or a Portfolio to or from Contract owners, as reasonably requested by the Fund or its representatives (which representatives may include, without limitation, the auditors or legal counsel of the Fund) to enable the Fund or its representatives to monitor and review the Services provided by the Company, or comply with any request of the Board of Directors or "disinterested" Directors of the Fund, or a governmental body or a self-regulatory organization.

   7. The Company agrees that it will permit the Fund or its representatives to have reasonable access to the Company's personnel and records in order to facilitate the monitoring of the quality of the Services.

   8. The Company hereby agrees to notify the Fund promptly if for any reason it is unable to perform fully and promptly any of its obligations under this Agreement.

   9. This Agreement may be amended only by mutual consent of the parties hereto in writing and will terminate: (i) upon mutual agreement of the parties hereto, (ii) upon thirty (30) days advance written notice by either party delivered to the other party, or (iii) automatically upon the termination of the Participation Agreement.

   10. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

   11. The provisions, construction, validity and effect of this Agreement will be construed in accordance with and governed by the laws of New York, without regard to any choice of law rules thereunder.

                           [signature page follows]

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   IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date first specified above.

AMERICAN GENERAL LIFE INSURANCE COMPANY

By:
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Name:
        ------------------------------------
Title:
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Date:
        ------------------------------------

Company Address:  2727-A Allen Parkway
                  Houston, TX 77019

THE UNIVERSAL INSTITUTIONAL FUNDS, INC.

By:
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Name:
        ------------------------------------
Title:
        ------------------------------------
Date:
        ------------------------------------

Fund Address:    Morgan Stanley Funds
                 522 Fifth Avenue, 5/th/ Floor
                 New York, New York 10036

With a copy to:  Morgan Stanley Distribution, Inc.
                 522 Fifth Avenue, 8/th/ Floor
                 New York, NY 10036
                 Attn: Tara Farrelly, Global Distribution/Legal

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